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Strategist Growth and Income Fund, Inc.
File No. 33-63907/811-7403

EXHIBIT INDEX

Exhibit (p)(1):   Directors' Power of Attorney, dated April 19, 1999

Exhibit (p)(2):   Officers' Power of Attorney, dated April 20, 1999

Exhibit (p)(3):   Trustees' Power of Attorney, dated January 14, 1999

Exhibit (p)(4):   Officers' Power of Attorney dated March 1, 1999